Exhibit 99.4

JONES ENERGY, INC. PRICES PUBLIC OFFERING OF COMMON STOCK

Austin, TX — February 11, 2015 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today the pricing of an underwritten public offering of 7,500,000 shares of its Class A common stock at $10.25 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of Class A common stock. The offering is expected to settle and close on February 17, 2015, subject to customary closing conditions

The Company intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility.

Barclays Capital Inc., J.P. Morgan Securities LLC and Tudor, Pickering, Holt & Co. Securities, Inc. are acting as joint book-running managers for the offering. When available, copies of the prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission (“SEC”), www.sec.gov, or by contacting the underwriters as follows:

Barclays Capital Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Barclaysprospectus@broadridge.com

Telephone: 1 (888) 603-5847

J.P. Morgan Securities LLC

Attn: Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: 1 (866) 803- 9204

Tudor, Pickering, Holt & Co.Securities, Inc.

Attn: Prospectus Department

1111 Bagby St. #4900

Houston, TX 77002

Capitalmarkets@tphco.com

Telephone: (713) 333-7100

The common stock will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy common stock or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.

Investor Contact:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO